Exhibit 99.5

NS WORLD FINANCIAL STATEMENTS

Report of Independent Auditors

To the Board of Directors of Evolution Metals & Technologies Corp. and
the Shareholders of NS World Co., Ltd

Opinion

We have audited the accompanying financial statements of NS World Co., Ltd (the Company), which comprise the balance sheet as of December 31, 2025, and the related statements of operations, comprehensive loss, changes in stockholders’ deficit, and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(3) to the financial statements, the Company has incurred a net loss, has negative working capital, and has stated that these events or conditions indicate that a material uncertainty exists that casts significant doubt on the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1(3). The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Related Party Transactions

As discussed in Note 18 to the financial statements, the Company engages in significant transactions with related parties, including those involving revenues, inventory purchases, accounts receivable, and accounts payable. For the year ended December 31, 2025, revenue generated from related parties totaled $456,882, representing approximately 7.2% of the Company’s total revenue. As of December 31, 2025, balances with related parties included trade accounts receivable of $927,335 and non-trade accounts receivable of $750,550, representing approximately 16.6% and 13.5% of total assets, respectively. In addition, related party trade accounts payable and non-trade accounts payable were $1,428,229 and $872,987, respectively, representing approximately 19.6% and 12.0% of total liabilities as of December 31, 2025. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ UHY LLP

New York, New York

March 31, 2026

Report of Independent Auditors

The Shareholders and Board of Directors
NS World Co., Ltd.

Opinion

We have audited the financial statements of NS World Co., Ltd. (the “Company”), which comprise the balance sheet as of December 31, 2024 and the related statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(3) to the financial statements, the Company has incurred a net loss, has a negative working capital, and has stated that these events or conditions indicate that a material uncertainty exists that casts significant doubt on the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1(3). The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young Han Young

Seoul, the Republic of Korea
April 21, 2025

NS World Co., Ltd.

Balance Sheets

(in US dollars)

	Notes	December 31, 2025	December 31, 2024
Assets:
Cash and cash equivalents		$793,843	359,394
Current held-to-maturity investments		—	28,571
Trade accounts receivable, net	2,3	575,079	716,998
Trade accounts receivable (related parties)	2,3,18	927,335	674,774
Non-trade accounts receivable	4	184,252	1,058,424
Non-trade accounts receivable (related parties)	4,18	750,550	1,577,693
Inventories, net	5	905,883	981,603
Prepaids and other current assets		108,861	34,364
Total current assets		4,245,803	5,431,821

Property, plant and equipment, net	1,7,8	1,280,826	1,347,492
Operating lease right-of-use assets	8	—	4,616
Other non-current assets		50,916	60,320
Total non-current assets		1,331,742	1,412,428
Total assets		$5,577,545	6,844,249

Liabilities and Stockholders’ Deficit
Liabilities:
Trade accounts payable		$411,751	155,660
Trade accounts payable (related parties)	18	1,428,229	640,450
Non-trade accounts payable		117,425	994,381
Non-trade accounts payable (related parties)	18	872,987	2,149,361
Accrued expenses		77,052	77,223
Short-term debt	9	367,981	223,298
Short-term debt (related parties)	9,18	2,130,412	2,079,543
Current portion of long-term debt	9	121,848	198,455
Current portion of long-term debt (related parties)	9,18	15,653	9,361
Redeemable convertible preferred stock (related parties)	6,12,18	—	1,007,641
Current portion of finance lease liabilities	8	29,191	30,598
Current portion of operating lease liabilities	8	—	4,616
Current portion of defined severance benefits	15	641,226	498,968
Share repurchase liabilities	6,19	109,566	—
Other current liabilities		313,733	134,796
Total current liabilities		6,637,054	8,204,351

Long-term debt	9	40,568	158,537
Long-term debt (related parties)	9,18	205,352	215,728
Other non-current liabilities		25,493	—
Finance lease liabilities (non-current)	8	36,706	56,506
Defined severance benefits	15	342,712	290,357
Total non-current liabilities		650,831	721,128
Total liabilities		7,287,885	8,925,479

Stockholders’ deficit:
Common stock, par value of KRW5,000, authorized 1,006,220 shares; issued and outstanding 289,055 shares as of December 31, 2025, and 251,555 shares as of December 31, 2024	14	1,266,165	1,130,991
Additional paid-in capital		815,015	—
Accumulated deficit		(3,240,547)	(2,695,335)
Accumulated other comprehensive loss		(550,973)	(516,886)
Total deficit		(1,710,340)	(2,081,230)
Total liabilities and stockholders’ deficit		$5,577,545	6,844,249

See accompanying notes to the financial statements.

NS World Co., Ltd.

Statements of Operations

(in US dollars)

	Notes	For the year ended December 31, 2025	For the year ended December 31, 2024
Net revenues	1,2	$5,916,888	5,588,220
Net revenues (related parties)	18	456,882	463,048
Total revenues		6,373,770	6,051,268

Cost of sales		(5,144,325)	(5,218,333)
Selling, general, and administrative expenses	1	(1,620,895)	(1,223,833)
Other operating income (related parties)	13,18	37,662	13,197
Other operating income	13	23,436	134,172
Operating loss		(330,352)	(243,529)

Other income (non-operating)		37,332	13,309
Other expense		(67,391)	(108,020)
Interest income		8,421	7,362
Interest expense		(57,444)	(56,630)
Interest expense (related parties)	18	(121,222)	(87,670)
Gain on foreign currency	1	159,375	257,587
Loss on foreign currency	1	(178,156)	(229,385)
Gain on valuation of redeemable convertible preferred stock	6	114,768	74,950
Loss on share repurchase liabilities	19	(110,543)	—
Loss before tax		(545,212)	(372,026)
Income tax expense	10	—	—
Loss for the year		$(545,212)	(372,026)

See accompanying notes to the financial statements.

NS World Co., Ltd.

Statements of Comprehensive Loss

(in US dollars)

	Notes	For the year ended December 31, 2025	For the year ended December 31, 2024
Loss for the year		$(545,212)	(372,026)

Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax		(78,137)	263,950
Actuarial loss on defined benefits, net of tax	15	(14,440)	(104,484)
Total other comprehensive income (loss)		(92,577)	159,466
Total comprehensive loss		$(637,789)	(212,560)

See accompanying notes to the financial statements.

NS World Co., Ltd.

Statements of Changes in Stockholders’ Deficit

(in US dollars)

	Common stock	Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total stockholders’ deficit
Balances at January 1, 2024	$1,130,991	—	(676,352)	(2,323,309)	(1,868,670)
Loss for the period	—	—	—	(372,026)	(372,026)
Foreign currency translation adjustments, net of tax	—	—	263,950	—	263,950
Actuarial loss on defined severance benefits, net of tax	—	—	(104,484)	—	(104,484)
Balances at December 31, 2024	$1,130,991	—	(516,886)	(2,695,335)	(2,081,230)

Balances at January 1, 2025	$1,130,991	—	(516,886)	(2,695,335)	(2,081,230)
Loss for the period	—	—	—	(545,212)	(545,212)
Foreign currency translation adjustments, net of tax	—	—	(78,137)	—	(78,137)
Actuarial gain on defined severance benefits, net of tax	—	—	(14,440)	—	(14,440)
Amortization of accumulated other comprehensive income	—	—	58,490	—	58,490
Changes in redeemable convertible preferred shares	135,174	815,015	—	—	950,189
Balances at December 31, 2025	$1,266,165	815,015	(550,973)	(3,240,547)	(1,710,340)

See accompanying notes to the financial statements.

NS World Co., Ltd.
Statements of Cash Flows

(In US dollars)

	For the year ended December 31, 2025	For the year ended December 31, 2024
Cash flows from operating activities
Loss for the year	$(545,212)	(372,026)

Adjustments to reconcile loss for the year to net cash provided by operating activities:
Inventory write-down (up) adjustment	(7,255)	10,449
Depreciation and amortization	178,793	183,557
Interest expenses	178,666	144,300
Pension benefits provision	180,316	157,547
Gain on valuation of redeemable convertible preferred stock	(114,768)	(74,950)
Interest income	(8,421)	(7,362)
Gain on foreign currency remeasurement	(141,787)	(231,916)
Loss on foreign currency remeasurement	92,901	193,080
Loss on share repurchase liabilities	110,543	—
Others(*1)	59,938	(18,514)
Change in operating assets and liabilities:
Trade accounts receivable, net	(192,384)	376,352
Non-trade accounts receivable, net	1,818,971	(1,149,251)
Inventories	107,876	503,346
Other assets	(52,407)	(16,431)
Trade accounts payable	1,174,631	(348,716)
Non-trade accounts payables	(2,277,412)	1,200,482
Other payables	47,313	48,580
Other liabilities	111,055	(89,395)
Cash paid during the period for interest	(141,276)	(108,450)
Net cash provided by operating activities	580,081	400,682

Cash flows from investing activities
Acquisitions of property, plant and equipment	(89,746)	(219,030)
Proceeds from sale of short-term financial instruments	29,531	26,140
Proceeds from disposal of property, plant and equipment	28,361	38,181
Receipt of government grants	23,476	60,999
Increase in loans	(74,531)	(86,949)
Decrease in loans	43,594	58,967
Other investing activities(*2)	(211)	(16,264)
Net cash used in investing activities	(39,526)	(137,956)

Cash flows from financing activities
Proceeds from short-term debt	1,450,578	231,245
Repayment of short-term debt	(1,306,710)	(219,853)
Repayment from current portion of long-term debt	(214,798)	(222,423)
Repayment of finance lease liabilities	(40,172)	(40,904)
Net cash used in financing activities	$(111,102)	(251,935)
Effect of exchange rate changes on cash and cash equivalents	4,996	(54,128)
Net increase in cash and cash equivalents	429,453	10,791
Cash and cash equivalents as of beginning of year	359,394	402,731
Cash and cash equivalents as of end of year	$793,843	359,394

(*1)	USD 108,450 of amounts in prior periods has been reclassified as cash paid during the period for interest in order to conform to current year presentation.

(*2)	USD 58,967 of amounts in prior periods has been reclassified as decrease in loans in order to conform to current year presentation.

See accompanying notes to the financial statements.

NS World Co., Ltd.
Notes to the Financial Statements

1. Summary of Significant Accounting Policies

(1)	Description of Business

NS World Co., Ltd. (the Company) was incorporated in 2013 and the Company’s registered office is at 99, Naechuoksu-gil, Bugi-myeon, Cheongwon-gu, Cheongju-si, Chungcheongbuk-do, Republic of Korea. The Company specialize in the manufacture and sale of magnetic components for automobiles and electronic appliances.

(2)	Basis of Presentation

These financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern exists.

(3)	Going Concern

The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern exists.

Primarily due to a recent operating loss associated with the business, the Company incurred losses of $545,212 and $372,026 for the years ended December 31, 2025 and 2024, respectively. The Company had negative working capital of $3,185,094 and $3,131,924 which excludes the cash and cash equivalents of $793,843 and $359,394, and accumulated deficits of $3,240,547 and $2,695,335 as of December 31, 2025 and 2024, respectively. Absent any other action, the Company will require additional liquidity to continue its operations over the next 12 months.

The Company is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining equity financing, issuing debt or entering into other financing arrangements, and restructuring of operations to grow revenues and decrease expenses. However, upon the economic environment and the Company’s current capability, the Company may be unable to access future equity or debt financing when needed. As such, there can be no assurance that the Company will be able to obtain additional liquidity when needed or under acceptable terms, if at all.

The financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

Subsequent to December 31, 2025, the Company completed a comprehensive share exchange in January 2026 and became a wholly owned subsidiary within a broader corporate group. Management has considered the impact of this transaction in its going concern assessment and expects that financial and operational support may be available, if necessary, to support the Company’s planned operations. However, the extent and timing of such support are subject to uncertainties, and therefore the conditions described above continue to raise substantial doubt about the Company’s ability to continue as a going concern.

(4)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets; allowance for credit losses. The valuation of fixed assets, inventory, notes receivable, lease liabilities and right-of-use asset; and fair value measurements of financial instruments, reserves for employee benefit obligations, income tax uncertainties, and other contingencies.

(5)	Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

NS World Co., Ltd.
Notes to the Financial Statements

1. Summary of Significant Accounting Policies (cont.)

The Company presents restricted cash separately from cash and cash equivalents in the balance sheets and there is no restricted cash for the year ended December 31, 2025, and 2024.

As of December 31,2025, the Company maintains its cash and cash equivalents with Hana Bank, Woori Bank, Kookmin Bank and Industrial Bank of Korea (IBK),and the institutions are considered to be financially sound and stable within the Korean financial system.

The Company’s cash and cash equivalents totaled $793,843 as of December 31, 2025, compared with $359,394 as of December 31, 2024. A portion of these balances exceeded the deposit insurance coverage limit which is KRW 100,000,000(equivalent to $69,691 and $68,027 for the year ended December 31, 2025, and 2024) per institution provided by the Korea Deposit Insurance Corporation (KDIC). The Company has not experienced any losses on these deposits to date, and management believes that the credit risk associated with these financial institutions remains low.

(6)	Allowance for Credit Losses

The allowance for credit losses (ACL) is a valuation account deducted from the amortized cost basis to present the net amount expected to be collected.

The estimate of expected credit losses is based on the Company’s historical loss experience, adjusted for current and reasonable and supportable forecasts of economic conditions and other pertinent factors affecting the Company’s customers such as known credit risk or industry trends.

The allowance is estimated over the contractual term of the financial asset adjusted for expected prepayments. The contractual term excludes any extensions, renewals and modifications, unless the borrower has a contractual option that provides it with the unilateral ability to extend the maturity date. The Company does not have any off-balance-sheet credit exposures. Subsequent changes (favorable and unfavorable) in expected credit losses each period are recognized immediately in net income as either credit loss expense or a reversal.

Trade accounts receivable

The Company uses an aging schedule to estimate the ACL for trade accounts receivable. This method categorizes trade receivables into different groups based on industry and the number of days past due. Past due status is measured based on the number of days since the payment due date. The trade receivables are evaluated individually for expected credit losses if they no longer share similar risk characteristics. The Company determines that the receivables no longer share similar risk characteristic if they are past due balances over 90 days and over a specified amount. The Company evaluates the collectability of trade accounts receivable with payments that are more than 90 days past due on an individual basis to determine if any are deemed uncollectible. Trade accounts receivable balances are deemed uncollectible and written off as a deduction from the allowance after all means of collection have been exhausted. The company deemed the receivables from bankrupt customers, which have not been collected for an extended period this year, as uncollectible and wrote them off. (See Note 3).

(7)	Trade Accounts Receivable, net

Trade accounts receivable are recorded at the invoiced amount, net of an ACL and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the statements of cash flows.

(8)	Inventories, net

Inventories are measured at the lower of cost and net realizable value. The cost of inventories is determined by the weighted average method (for raw materials, sub-materials, finished goods and merchandise) and the specific identification method (for inventory in transit and work in process goods). The Company assesses the valuation of inventory and periodically writes down the value for estimated excess and obsolete inventory based upon assumptions about future demand and market conditions.

NS World Co., Ltd.
Notes to the Financial Statements

1. Summary of Significant Accounting Policies (cont.)

Cost of sales primarily consists of the purchase cost of products sold to customers, production labor costs, and direct and indirect costs related to production.

(9)	Revenue Recognition

The Company recognizes revenue when it satisfies performance obligations under the terms of its contracts, and control of its products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products. This process involves identifying the customer contract, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and (b) is separately identified in the contract. The Company considers a performance obligation satisfied once it has transferred control of a good or product to a customer, meaning the customer has the ability to direct the use and obtain the benefit of the product.

If the Company is principal in the revenue transactions, the Company recognizes revenue as gross, otherwise the Company recognizes on a net basis. Certain services that arrange for another party to transfer goods to a customer, where the Company does not maintain pricing discretion or retain control over the assets, are considered to act as an agent. Throughout the transaction, the Company does not retain the substantive risks and rewards associated with the underlying raw materials, and the counterparty retains control of the materials in a manner consistent with a typical sales transaction. The Company concludes to serve as an agent and recognizes the net amount as brokerage income in other operating income.

The Company engages in resale transactions where it purchases raw materials from specific parties, processes them, and resells   them to the same counterparties. The Company provides a tolling manufacturing service for the counterparties in these arrangements, in which the counterparty retains control of the inventory throughout the process. The Company’s performance obligation under these arrangements is the delivery of tolling services. Accordingly, the net transaction amount is recognized as revenue upon completion of these services. The toll process revenue recognized for the year ended December 31, 2025 was $7,985. The Company also engages in repurchase transactions where it sells raw materials to specific parties and repurchases them after they have been processed. The Company has an obligation to repurchase the inventory in these transactions. The Company maintains control of the inventory throughout the process as the Company retains legal title to the inventory and bears inventory risk throughout the process. The processing period is typically 15 to 60 days, and the pricing is determined based on the counterparties’ processing costs. The Company accounts for these transactions as receiving toll manufacturing services rather than as distinct sales/purchases or product financing. As a result, the net transaction amount is recognized as processing fees (cost of goods manufactured). As of December 31, 2025, and 2024, the Company recognized non-trade accounts receivables of $802,237 and $2,555,265, respectively, and non-trade accounts payables of $914,930 and $3,114,212, respectively, related to repurchase transactions.

Shipping and handling costs associated with outbound freight, after control over product has transferred to a customer, are accounted for as a fulfillment cost and are included in selling, general and administrative expenses as incurred.

Taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from sales.

The Company’s primary source of revenue is product and merchandise sales of components for automotive and home appliance magnets. Revenue from product and merchandise sales is recognized when control of the goods is transferred to the customer, which is typically at the point of delivery, at which time the significant risks and rewards of ownership also pass to the customer. Contracts with customers generally state the terms of the sale, including the quantity and price of each product purchased. Payment terms and conditions may vary by contract. Such contracts do not include a significant financing component. In addition, contracts typically do not contain variable consideration as the contracts include stated prices, as such, no such provision — e.g. rebates or discounts — is provided. The Company provides assurance type warranties on all of its products, which are not separate performance obligations and are outside the scope of Topic 606. There was no loss contingencies related to warranties recorded as of December 31, 2025 and 2024.

NS World Co., Ltd.
Notes to the Financial Statements

1. Summary of Significant Accounting Policies (cont.)

(10)	Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Plant and equipment under finance leases are stated at the present value of the lease payments.

Depreciation on plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful life of buildings is 20 years, while the estimated useful lives of machinery and equipment is 6 years and others are 5 years.

Once an asset is identified for retirement or disposition, the related cost and accumulated depreciation or amortization are removed, and a gain or loss is recorded.

(11)	Government Grants

The Company receives grants from local government agencies and public institutions in relation to asset acquisition and research activity that are necessary for the Company’s business activities. Government grants are either deducted from the carrying amount of the related assets or recognized as income when there is reasonable assurance that the Company will comply with the relevant conditions and that the grant will be received. Government grants related to assets are presented in the Balance Sheets by deducting the grant from the carrying amount of the asset. If it is not related to the acquisition of an asset, it can be treated as a grant related to income. Government grants related to income are presented to other income (presented in operating income) in the statement of operations. For the years ended December 31, 2025, and 2024, the Company recognized asset-related grants of $86,302 and $60,999, respectively, (recorded as netting in the related asset accounts on the balance sheets) and income-related grants of $17,413 and $78,162, respectively.

The Company has elected to apply an accounting policy by analogy to IAS 20, Accounting for Government Grants and Disclosure of Government Assistance, which is commonly accepted in practice under GAAP. The Company believes that this policy appropriately reflects the economic substance of the transactions and enhances comparability with other industry participants.

(12)	Leases

The Company has entered into various operating and finance lease agreements for certain office spaces, transportation equipment and office equipment. The Company determines if an arrangement is a lease, or contains a lease, at inception and records the leases in the financial statements upon lease commencement, which is the date when the underlying asset is made available for use by the lessor.

The Company has lease agreements with lease and non-lease components, and elected to utilize the practical expedient to account for lease and non-lease components together as a single combined lease component.

The Company also elected the short-term lease exception, except for real estate, and therefore only recognizes right-of-use assets and lease liabilities for leases with a term greater than one year. When determining lease terms, the Company factors in options to extend or terminate leases when it is reasonably certain that the Company will exercise that option.

Both operating lease right-of-use assets and operating lease liabilities, as well as finance lease right-of-use assets and finance lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of the leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at commencement date in determining the present value of future payments.

NS World Co., Ltd.
Notes to the Financial Statements

1. Summary of Significant Accounting Policies (cont.)

Lease expenses for operating leases are recognized on a straight-line basis over the lease term and classified as cost of sales or selling, general and administrative expenses depending on the nature of the leased asset. Depreciation expense on the right-of-use assets arising from finance leases are recognized over the lease term and classified as cost of sales or selling, general and administrative expenses depending on the nature of the leased asset. Interest expenses on finance lease liabilities are recognized as interest expenses in the statements of operations over the lease term.

(13)	Equipment Maintenance Activities

The Company incurs maintenance costs on its major equipment. Repair and maintenance costs are expensed as incurred.

(14)	Other Assets

Other assets (current and non-current) consist of prepaid expenses, value added tax, advance payments and leasehold deposits.

(15)	Research and Development and Advertising

Research and development and advertising costs are expensed as incurred. Research and development costs amounted to $163,496 and $188,492 in 2025 and 2024, respectively. Advertising costs amounted to $28,082 and $3,666 in 2025 and 2024. Such costs are included in selling, general, and administrative expenses in the statement of profit or loss.

(16)	Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily consist of employee-related costs, depreciation on buildings and equipment, amortization of right-of-use assets, professional and service fees, lease and utilities expense.

(17)	Income Taxes

Income taxes are accounted for under the asset and liability method.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are recognized to the extent that it is more likely than not that sufficient taxable income will be available to realize the related tax benefits.

The Company recognizes and measures uncertain tax positions taken or expected to be taken in a tax return utilizing a two-step process. In the first step, recognition, we determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step addresses measurement of a tax position that meets the more-likely-than-not criteria. The tax position is measured at the largest amount of benefit that has a likelihood of greater than 50 percent of being realized upon ultimate settlement.

In December 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures (Topic 740). The ASU requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. The ASU became effective on a prospective basis for the Company for the year-end December 31, 2025. The effect of ASU 2023-09 is reflected in Note 10.  Management has concluded that the adoption of this standard will not have a material impact on the Company’s financial statements.

The Company records interest related to unrecognized tax benefits in interest expense and penalties in selling, general, and administrative expenses.

NS World Co., Ltd.
Notes to the Financial Statements

1. Summary of Significant Accounting Policies (cont.)

(18)	Defined Severance Benefits

The Company has a defined benefit pension plan covering substantially all employees upon their retirement in accordance with the Retirement Benefit Security Act of Korea. For executives, the retirement allowance is applied in accordance with the Company’s Articles of Incorporation. Eligible employees and executives with one or more years of service are entitled to severance payments upon termination of employment, based on their length of service and pay rate.

The Company recognizes the net funded status of its pension plans in the balance sheets, measured as the difference between the projected benefit obligation and the fair value of plan assets, with corresponding changes recognized in earning or other comprehensive income. Under ASC 715, service cost, interest cost, expected return on plan assets, and the amortization of actuarial gains or losses and prior service cost are recognized in Net Income. Actuarial gains and losses and prior service cost arising from plan amendments are initially recorded in Other Comprehensive Income and subsequently amortized into Net Income in accordance with ASC 715.

The obligations are measured annually, or more frequently if there is a remeasurement event, based on our measurement date utilizing various actuarial assumptions and methodologies. The Company uses certain assumptions including, but not limited to, the discount rates, salary growth rates, and certain employee-related factors, such as turnover, retirement age and mortality. The Company uses the discount rate based on observations of relevant corporate bonds in the market.

The Company reviews actuarial assumptions and makes modifications to the assumptions based on current rates and trends when appropriate. The Company has adopted an amortization approach and the net cumulative gain or loss at the beginning of the period in excess of the corridor is amortized into net periodic benefit cost on a straight-line basis over the expected average remaining service period of the employees participating in the plan.

(19)	Impairment of Long-Lived Assets

Long-lived assets, such as property, plant, and equipment, and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment loss is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

(20)	Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(21)	Fair Value Measurements

The Company measures the redeemable convertible preferred stock and dissenting shareholder appraisal rights at fair value.

The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

NS World Co., Ltd.
Notes to the Financial Statements

1. Summary of Significant Accounting Policies (cont.)

When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels (see Note 6):

●	Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

●	Level 2: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

●	Level 3: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

(22)	Foreign Currency

The functional currency of the Company is the Korean Won. Transactions in foreign currency occur from overseas sales and purchases and are conducted in U.S. dollars and Japanese yen. Transactions in foreign currencies are translated into the functional currency of the Company at the exchange rates at the dates of the transactions. Transaction gains and losses are included in “Gain/Loss on foreign currency” in the statements of operations. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date, which are included in the Gain/Loss on foreign currency in the statements of operations. As of December 31, 2025, net asset underlying the foreign currency-denominated value are $158,167. As of December 31, 2024, net asset underlying the foreign currency-denominated value are $277,812.

Assets and liabilities of the Company are translated into U.S. dollars, the reporting currency, at the exchange rate in effect at the end of each period. Revenue and expenses for the Company are translated into U.S. dollars using average rates that approximate those in effect during the period. Currency translation adjustments are included in “Accumulated other comprehensive loss” a separate component of Stockholders’ deficit.

(23)	Recently Adopted Accounting Standards

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740) — Improvements to Income Tax Disclosures.” The standard requires disclosure of specific categories of an entity’s income tax expenses and income taxes paid among other disclosures. We adopted ASU 2023-09 for 2025 on a prospective basis, and upon adoption, the guidance did not have a material impact on our financial condition, results of operations, or cash flows, as the guidance pertains to disclosure only. Refer to Note 10 — “Income Taxes” for additional information.

In 2025, the FASB issued ASU 2025-05, which provides entities with a practical expedient permitting the use of current conditions as of the balance sheet date without incorporating expectations of future economic changes when developing reasonable and supportable forecasts as part of estimating expected credit losses.

The Company has elected to apply January 1, 2025, the practical expedient under ASU 2025-05. Consistent with this guidance, the Company does not incorporate forward-looking macroeconomic forecasts in its measurement of expected credit losses. Instead, the Company utilizes a historical roll-rate methodology based on the most recent three years of aging data to estimate expected credit losses on trade receivables. This approach aligns with the recent amendments, which permit credit loss estimates to be based solely on current conditions and observable historical loss experience. Under this framework, the Company’s existing roll-rate model remains appropriate, and no additional forward-looking assumptions are required beyond the Company’s historical collection patterns.

Accordingly, the Company’s adoption of ASU 2025-05 did not have a material impact on its financial statements

NS World Co., Ltd.
Notes to the Financial Statements

1. Summary of Significant Accounting Policies (cont.)

(24)	New Accounting Standards and Interpretations Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Reporting Comprehensive Income — Expense Disaggregation Disclosures, which becomes effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. The standard requires to disclose disaggregated information about certain income statement expense line items. The Company has not yet completed its detailed assessment of the impact of this standard. Management is currently evaluating the potential effects of the new disclosure requirements on the Company’s financial statement presentation and related disclosures. At this time, the Company has not identified any material impact on its financial statements; however, the evaluation remains ongoing.

In November 2024, the FASB issued ASU 2024-04, Debt — Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments. This ASU clarifies the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as induced conversions. ASU 2024-04 is effective for the Company’s annual reporting periods beginning after December 15, 2025. Adoption is either with a prospective method of transition or a retrospective method of transition that is retrospective to the later of the beginning of earliest period presented and the date the entity adopted ASU 2020-06. Early adoption is permitted for all entities that have adopted ASU 2020-06. The Company does not expect the adoption of ASU 2024-04 to have a material effect on its financial statements.

In December 2025, the FASB issued ASU 2025-10 Government Grants (Topic 832), which establishes the first comprehensive U.S. GAAP guidance for business entities on the recognition, measurement, and presentation of government grants. This new standard addresses the historical absence of explicit GAAP guidance that led many entities to analogize to IAS 20 or other models.

The guidance is effective for public business entities for annual periods beginning after December 15, 2028, including interim periods within those fiscal years, and one year later for all other entities. Early adoption is permitted.

The Company is currently evaluating the impact of this standard on its financial statements.

2. Significant Risks and Uncertainties Including Business and Credit Concentrations

The Company manufactures components for automotive and home appliance magnets. The Company’s main products are plastic magnets and rubber magnets.

The Company has a single operating segment and as of the end of the reporting period, assets and liabilities of the segment are the same as presented in financial statements.

NS World Co., Ltd.
Notes to the Financial Statements

2. Significant Risks and Uncertainties Including Business and Credit Concentrations (cont.)

The following table disaggregates revenue by category.

(in US dollars)	2025	2024
Revenue by category
Products	$5,432,286	4,941,810
Merchandise	933,499	1,046,619
Toll processing(*)	7,985	62,838

(*)

This revenue corresponds to toll-processing revenue and relates to transactions in which the company purchases goods from the customer, Coreindus Co., Ltd., for consideration, performs processing, and then sells the processed goods. Because the company does not have control over the inventory in these transactions, the revenue is recognized on a net basis as an agent.

During 2025, domestic sales are approximately $5,877,248 (or 92% of total net revenue) and export sales are approximately $496,522 (or 8% of total net revenue).

During 2024, domestic sales are approximately $5,534,777 (or 91% of total net revenue) and export sales are approximately $516,491 (or 9% of total net revenue).

The major export countries are China and Vietnam. For the year ended December 31, 2025, the major export countries were China ($456,424 or 92%) and Vietnam ($18,692 or 4%)

Sales to a small number of major customers account for the majority of the Company’s total net revenue. If orders from existing major customers decrease, there is a possibility of a loss of sales, which may adversely affect business results.

For the year ended December 31, 2025, the customers accounting for 10% or more of total revenue are Customer A and Customer B, with revenues of $2,854,759 (or 45% of total net revenue) and $1,296,620(or 20% of total net revenue), respectively.

For the year ended December 31, 2024, the customers that accounted for 10% or more of total revenue are Customer A and Customer B, with revenues of $2,238,762(or 37% of total net revenue) and $1,300,954(or 21% of total net revenue), respectively.

The following table disaggregates trade accounts receivable by major customers.

(in US dollars)	2025		2024
Customer A	$31,798	(2)%	190,048	(14)%
Customer B	927,335	(61)%	620,307	(45)%
Total	$959,133	(63)%	810,355	(59)%

3. Trade Accounts Receivable, net

(1)	Allowance for credit losses as of December 31, 2025 and 2024 are as follows:

(in US dollars)	2025	2024
Allowance for credit losses (ACL)	$(33,140)	(10,297)

NS World Co., Ltd.
Notes to the Financial Statements

3. Trade Accounts Receivable, net (cont.)

(2)	The following is a summary of the changes in allowance for credit losses for the years ended December 31, 2025 and 2024, respectively.

	2025	2024
(in US dollars)	Trade Receivables	Trade Receivables
Beginning	$(10,297)	(63,028)
Recoveries	—	48,485
Provision for credit losses	(22,792)	—
Others	(51)	4,246
Ending	$(33,140)	(10,297)

(3)	The following is contract liabilities representing the Company’s obligation to transfer goods or services to customers for which consideration has been received. There are no contract assets representing the Company’s right to consideration in exchange for goods or services transferred to the customers as of December 31, 2025 and 2024. These are presented within other current liabilities.

(in US dollars)	2025	2024
Contract liabilities	$78,546	—

4. Non-trade Accounts Receivable and Payable

(1)	Non-trade accounts receivable

The Company disaggregates the non-trade account receivable by type of financing receivable when assessing and monitoring risk and performance of the entire portfolio.

Short-term loan receivables are unsecured and generally have terms of one year, requiring payments of principal and interest at maturity. Other receivables generally represent receivables from repurchase/resale transaction and are unsecured, and they generally have terms of less than one year, requiring payments of principal at maturity.

The amortized cost basis of non-trade account receivable, net as of December 31, 2025 and 2024, respectively, are as follows:

(in US dollars)	2025	2024
Non-trade account receivable, net:
Short-term loan receivable	$10,154	13,993
Short-term loan receivable (related parties)	98,383	62,020
Other receivables	174,097	982,411
Toll Processing	150,069	977,573
Other	24,028	4,838
Other receivables (related parties)	652,168	1,577,693
Toll Processing	652,168	1,577,693
Other	—	—
Total	$934,802	2,636,117

There was no allowance for credit losses related to non-trade account receivable recorded as of December 31, 2025 and 2024.

NS World Co., Ltd.
Notes to the Financial Statements

4. Non-trade Accounts Receivable and Payable (cont.)

(2)	Non-trade accounts payable

The balances of non-trade accounts payable as of December 31, 2025 and 2024, respectively, are as follows:

(in US dollars)	2025	2024
Non-trade account payable, net:
Other payables	117,425	994,381
Toll Processing	75,372	966,167
Other	42,053	28,214
Other payables (related parties)	872,987	2,149,361
Toll Processing	839,558	2,148,045
Other	33,429	1,316
Total	$990,412	3,143,742

5. Inventories

Details of Inventories as of December 31, 2025 and 2024 are as follows:

(in US dollars)	2025	2024
Raw materials	$208,960	150,252
Indirect materials	98,690	160,528
Inventory in transit	29,747	—
Work in process	162,981	345,690
Finished goods	454,565	356,757
Merchandise	28,592	51,193
Sub-total	983,535	1,064,420
Write-down of raw materials	(790)	(1,057)
Write-down of Indirect-materials	(32,255)	(13,964)
Write-down of Work in process	(5,263)	—
Write-down of finished goods	(39,344)	(67,796)
Total	$905,883	981,603

As of December 31, 2025 and December 31, 2024, the balance of the inventory provision was $77,652 and $82,817 respectively. There was provision of $(-)7,255 and $10,449 incurred during the year ended December 31, 2025 and 2024, respectively.

6. Fair Value Measurements

(1)	Fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are reported in one of three levels reflecting the significant inputs used to determine fair value.

Level 1 —	Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets as of the reporting date.

Level 2 —	Observable market-based inputs or unobservable inputs that are corroborated by market data. These are inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3 —	Unobservable inputs that are not corroborated by market data and may be used with internally developed methodologies that result in management’s best estimate of fair value.

NS World Co., Ltd.
Notes to the Financial Statements

6. Fair Value Measurements (cont.)

(2)	The following summarizes our financial liabilities that are measured at fair value:

(in US dollars)	Classification	Measurement Level	2025	2024
Redeemable convertible preferred stock (RCPS)	Financial liabilities	Level 3	$—	1,007,641
Dissenting shareholder appraisal rights (DSAR)	Share repurchase liabilities	Level 3	109,566	—

(3)	The following table summarizes changes in the redeemable convertible preferred stock and dissenting shareholder appraisal rights during 2025 and 2024:

	2025		2024
(in US dollars)	RCPS	DSAR	RCPS	DSAR
Beginning January 1	$1,007,641	—	1,228,062	—
Loss (Gain) in fair value	(114,768)	110,543	(74,950)	—
Conversion to common shares	(950,189)	—	—	—
Changes in foreign currency translation	57,316	(977)	(145,471)	—
Ending December 31	—	109,566	1,007,641	—

The change in fair value of the redeemable convertible preferred stock resulted in a gain of $114,768 and $74,950 for the year ended December 31, 2025, and December 31, 2024, which was recognized in the statements of operations within loss and gain on valuation of redeemable convertible preferred stock. Redeemable convertible shares were converted to common shares during the year ended December 31, 2025.

As of December 31, 2025, the Company’s liability related to dissenting shareholder appraisal rights (“DSAR put option”) is classified as Level 3 within the fair value hierarchy due to the use of significant unobservable inputs. The change in fair value of the DSAR put option resulted in a loss of $110,543 for the year ended December 31, 2025, which was recognized in the statements of operations within loss on share repurchase liabilities.

(4)	The carrying amounts of our financial instruments, including cash and cash equivalents, accounts receivable, commercial paper notes, accounts payable and accrued expenses, approximate fair value due to their short maturities.

Our short-term and long-term debt are recorded at amortized cost. The carrying amount of the long-term debt approximates its fair value as of December 31, 2025, and December 31, 2024, due primarily to the interest rates approximating market interest rates.

(5)	Redeemable convertible preferred stock (RCPS)

The Company estimated the fair value of redeemable convertible preferred stock using the Tsiveriotis-Fernandes model with strip and bootstrapping method. The fair value is estimated using Level 3 inputs based on stock price volatility of similar listed companies.

NS World Co., Ltd.
Notes to the Financial Statements

6. Fair Value Measurements (cont.)

Quantitative information as of December 31, 2024 for the significant unobservable inputs of redeemable convertible preferred stock used to value the Company’s Level 3 liabilities measured at fair value:

	Unobservable Inputs	Assumptions	Factors
December 31, 2024	Volatility	Mean of the annual volatility of proxy companies	45.8%
	Risk neutrality probability, max	Dynamic hedge for each node	48.8%

As of December 31, 2025, there were no liabilities required to be measured at fair value, as the redeemable convertible preferred stock, which matured in May 2025, was automatically converted into common stock upon maturity.

For the fair value of the redeemable convertible preferred stock, reasonably possible changes at the reporting date to one of the significant unobservable inputs, holding other inputs constant, would have the following effects in the statement of profit or loss.

	2025		2024
(in US dollars)	Increase	Decrease	Increase	Decrease
Volatility of underlying stock price (+/-10%p)	$—	—	(21,095)	21,060
Underlying stock price (+/-5%p)	—	—	(31,312)	31,312

(6)	Valuation of DSAR Put Option

The DSAR put option represents a freestanding financial instrument that provides dissenting shareholders with the right to require the Company to repurchase their shares at a predetermined price, contingent on closing of the Share Exchange Agreement described in Note 14. The Company accounts for this instrument as a derivative liability measured at fair value, with changes in fair value recognized in earnings.

The fair value of the DSAR put option is determined using a valuation model based on the difference between:

1)	the present value of the expected cash settlement amount (including statutory interest), and

2)	the present value of the underlying share value to be received in a share exchange transaction

The valuation incorporates significant assumptions, including:

1)	expected cash settlement value based on contractual terms and statutory interest rates

2)	estimated fair value of the Company’s shares

3)	probability of occurrence of the underlying transaction

4)	discount rates reflecting the time value of money

Due to the use of significant unobservable inputs, the DSAR put option is classified as a Level 3 financial liability.

NS World Co., Ltd.
Notes to the Financial Statements

7. Property, plant and equipment

(1)	Details of Property, plant and equipment as of December 31, 2025 and 2024 are as follows:

				Accumulated		Carrying
	Useful	Initial Cost		depreciation		Amount
(in US dollars)	Lives	2025	2024	2025	2024	2025	2024
Land	—	$666,242	650,333	—	—	666,242	650,333
Buildings, structures and related equipment	20	545,392	502,995	(338,380)	(289,315)	207,012	213,680
Machinery and equipment	6	928,119	1,001,196	(763,141)	(772,514)	164,978	228,682
Vehicles	5	77,575	49,046	(36,097)	(29,610)	41,478	19,436
Furniture and fixtures	5	39,465	38,522	(39,462)	(38,519)	3	3
Construction in progress		20,008	37,354	—	—	20,008	37,354
Tools and Office Equipment	5	855,366	805,010	(745,658)	(684,937)	109,708	120,073
Finance lease right-of-use assets	5	148,839	148,753	(77,442)	(70,822)	71,397	77,931
Total		$3,281,006	3,233,209	(2,000,180)	(1,885,717)	1,280,826	1,347,492

Total depreciation for the years ended December 31, 2025 and 2024 was $178,793 and $183,557, respectively.

(2)	As of December 31,2025, the details of Property, plant and equipment pledged as collateral are as follows:

Collateral Provided Asset	Net Carrying Value	Pledged Amount	Creditor	Relevant Debt Amount
Land and buildings	$800,972	965,419	Industrial Bank of Korea	737,794
Machinery and equipment	50,325

8. Leases

The Company has operating leases for certain office spaces and finance leases for certain transportation equipment. Operating lease assets and liabilities are included in operating lease right-of-use assets and operating lease liabilities, respectively, on the balance sheets. Finance lease assets and liabilities are included in property, plant and equipment and finance lease liabilities, respectively, on the balance sheets.

The lease agreement of office space includes renewal options. Because the Company is not reasonably certain to exercise these renewal options, the options are not considered in determining the lease term, and associated potential option payments are excluded from lease payments.

The Company’s leases generally do not include termination options for either party to the lease or restrictive financial or other covenants. Payments due under the lease contracts include fixed payments only.

(1)	The components of lease expense for the years ended December 31, 2025 and 2024 were as follows:

(in US dollars)	2025	2024
Operating lease expense	$—	6,158
Finance lease expense:
Amortization of right-of-use assets	25,727	32,063
Interest on lease liabilities	6,770	11,063
Sub-total	32,497	43,126
Short-term lease expense	751	783
Total	$33,248	50,067

NS World Co., Ltd.
Notes to the Financial Statements

8. Leases (cont.)

(2)	Amounts reported in the balance sheets as of December 31, 2025 and 2024 were as follows:

(in US dollars)	2025	2024
Operating Leases:
Operating lease right-of-use assets	$—	4,616
Long-term operating lease liabilities	—	—
Current portion of long-term and short-term operating lease liabilities	—	4,616
Total	$—	4,616

Finance Leases:
Finance lease right-of-use assets	$148,839	148,753
Less: Accumulated amortization assets	(77,442)	(70,822)
Total	$71,397	77,931
Long-term finance lease liabilities	$36,706	56,506
Current portion of long-term finance lease liabilities	29,191	30,598
Total	$65,897	87,104

(3)	Other information related to leases as of December 31, 2025 and 2024 were as follows:

(in US dollars)	2025	2024
Cash paid for amounts included in the measurement of lease liabilities:
Cash used in operations for operating leases	$—	6,158
Cash used in operations for finance leases	40,172	40,904

Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$—	5,937
Finance leases	39,960	—

Reductions to ROU assets resulting from reductions to lease obligations:
Operating leases	—	5,855
Finance leases	48,476	32,063

Weighted average remaining lease term:
Operating leases	—	0.84 years
Finance leases	2.64 years	2.54 years

Weighted average discount rate
Operating leases	—	6.83%
Finance leases	9.69%	10.03%

(4)	Maturities of lease liabilities under noncancellable leases as of December 31, 2025 are as follows:

2025
(in US dollars)	Finance Lease
2026	$34,280
2027	24,990
2028	6,411
2029	6,411
2030	2,718
Thereafter	—
Sub-total	74,810
Less imputed interest	(8,913)
Total	$65,897

NS World Co., Ltd.
Notes to the Financial Statements

9. Debt

(1)	Short-Term debt

Details of carrying amounts of short-term debt as of December 31, 2025 and 2024 are as follows:

(in US dollars) Maturity Date	Interest Rate (%)	Borrowing Limit	2025	2024
November 2026(*)	5.61	$139,383	$139,383	136,054
March 2026 – November 2026(*)	4.88 – 6.87	600,739	579,831	565,988
April 2026(*)	4.98	139,383	139,383	136,054
November 2026(*)	5.44	112,377	112,342	109,660
May 2026(*)	6.46	348,456	323,367	315,646
May 2026(*)	4.89 – 5.36	139,383	139,383	136,054
August 2026(*)	6.05	348,456	348,456	340,136
August 2026(*)	4.52	348,456	348,267	339,951
June 2026	4.60	300,000	138,000	138,000
May 2026 – June 2026	6.00	229,981	229,981	—
–	—	278,765	—	85,298
Total			$2,498,393	2,302,841

(*)	The debt was borrowed from Industrial Bank of Korea, the primary owner of the Company.

The weighted-average interest rate on outstanding short-term debts was 5.54% at December 31, 2025.

(2)	Long-Term Debt

Details of carrying amounts of long-term debt as of December 31, 2025 and 2024 are as follows:

(in US dollars) Description	Maturity Date	Interest Rate (%)	Borrowing Limit	2025	2024
Working capital loans	March 2027	4.52	$125,444	$125,444	122,449
Facility loans	September 2031	1.50	67,182	55,140	63,184
Facility loans	March 2031	1.50	40,421	40,421	39,456
Working capital loans	March 2026 – February 2027	3.13 – 3.17	557,530	110,294	288,965
Working capital loans	March 2028	3.06	69,691	52,122	68,027
Sub-total				383,421	582,081
Less: current portion of long-term debt				(137,501)	(207,816)
Total				$245,920	374,265

Future principal payments for long-term debt as of December 31, 2025 are as follows:

(in US dollars)	Long-term debt
Less than 1 year	$137,501
Between 1 – 2 years	177,894
Between 2 – 5 years	58,813
Over 5 years	9,213
Total	$383,421

NS World Co., Ltd.
Notes to the Financial Statements

10. Income Taxes

We are subject to income taxation primarily in Republic of Korea. The Korean entities are subject to periodic or special tax examinations by the Republic of Korea tax authorities in accordance with the Framework Act on National Taxes. In general, the statute of limitations for corporate income tax in Korea is 5 years (it extends to 7 years for non-filing and 10 years for fraudulent activities). There are no ongoing tax audits or examinations by the Korean authorities.

(1)	There are no income tax (benefit) expenses recorded attributable to current taxes and deferred taxes, except tax expenses (benefit) directly recorded in equity for the years ended December 31, 2025 and 2024.

(2)	The components of loss before income taxes are as follows:

(in US dollars)	2025	2024
Korea	$(545,212)	(372,026)

(3)	Differences between the provision at the local statutory rate and the provision recorded are as follows:

	2025		2024
(in US dollars)	Amount	Rate(%)	Amount	Rate(%)
Taxes computed at the statutory rate	$(59,973)	11.0	(36,831)	9.9
Differences resulting from:
Other non-deductible expense	(104)	(0.0)	(49,605)	13.3
Tax credit	(43,277)	7.9	—	—
Change in valuation allowance	103,354	(18.9)	78,816	(21.2)
Other	—	—	7,620	(2.0)
Income tax (benefit) expense	$—	—	—	—
Effective tax rate (%)	—	—	—	—

Our resulting effective tax rate differs from the applicable statutory rate primarily due to changes in the valuation allowance against our deferred tax assets.

The Company’s primary business operations are conducted in Korea and are subject to Korea’s corporate income tax law. Therefore, the Company applies the corporate income tax rate of Korea and do not apply the United States federal income tax rate.

(4)	Income taxes of $109 were paid for the year ended December 31, 2025, and a tax refund of $19 was received for the year ended December 31, 2024.

(5)	The income tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities were as follows:

(in US dollars)	2025	2024
Deferred tax assets:
Accrued vacation	15,931	11,733
Lease liabilities	6,728	8,624
Redeemable convertible preferred stock	115,485	101,453
Retirement benefit	126,887	95,914
Inventories	29,455	32,839
Write-downs of inventories	12,093	15,438
Land revaluation	47,402	41,643
Net operating loss(NOL) carry-forward	186,988	114,492
Tax credit carry-forward(*)	203,648	83,581
Loss on share repurchase liabilities	12,052	—

NS World Co., Ltd.
Notes to the Financial Statements

10. Income Taxes (cont.)

(in US dollars)	2025	2024
Foreign currency translation	4,322	—
Others	32,611	25,675
Total deferred tax assets before VA	793,602	531,392
Valuation allowance (VA)	(750,356)	(488,426)
Total deferred tax assets	43,246	42,966

Deferred tax liabilities:
Property, plant and equipment	(14,468)	(11,305)
Right-of-use assets	(7,333)	(7,715)
Accrued expense	(9,375)	(3,980)
Provision and allowances	(644)	(2,808)
Foreign currency translation	—	(7,502)
Notes Receivable	(9,612)	(8,444)
Others	(1,814)	(1,212)
Total deferred tax liabilities	(43,246)	(42,966)
Net deferred tax assets	$—	—

(*)	R&D (Research and Development) Tax Credit

11. Uncertain Tax Positions

There are no unrecognized tax benefits as of December 31, 2025 and 2024.

12. Redeemable convertible preferred stock

In May 2015, the Company issued 37,500 shares of redeemable convertible preferred stock (“RCPS”) with a 10-year maturity.

The details of the Company’s redeemable convertible preferred stock are as follows:

Category	Details
Issuance Date	May 22, 2015
Outstanding shares	37,500 shares
Par Value	5,000 KRW (equivalent to $3.5)
Issuance Amount	750,000,000 KRW (equivalent to $522,685)
Conversion Price	20,000 KRW (equivalent to $13.9)
Conversion Period	From the day following the issuance date until 10 years later (Subsequently automatically converted to common stock)
Conversion Ratio	1 preferred share to 1 common share (certain adjustments may apply based on the IPO offering price)
Redemption Guaranteed Yield	Annual 5.8%
Redemption Claimable Period	After 42 months from the issuance date, until the conversion
Dividends	participating cumulative, annual 1%

NS World Co., Ltd.
Notes to the Financial Statements

12. Redeemable convertible preferred stock (cont.)

Upon the holder’s exercise of the redemption right during the year ended 2023, the RCPS became mandatorily redeemable in accordance with ASC 480, Distinguishing Liabilities from Equity. Therefore, the Company reclassified the RCPS to a financial liability. As of the reclassification date, the Company elected to measure the RCPS at fair value with changes in fair value recognized in earnings. See Note 6.

The automatic conversion of the RCPS to common equity in May 2025, resulted in derecognition of the RCPS liability through settlement via issuance of common shares. Immediately prior to conversion, the liability was remeasured to fair value as of the conversion date. As a result of the automatic conversion of 37,500 redeemable convertible preferred shares (conversion ratio: 1 preferred share to 1 common share, conversion price: KRW 20,000), the total number of issued and outstanding common shares increased to 289,055 as of the conversion date.

13. Other Operating Income

Other operating income for the years ended December 31, 2025 and 2024 are as follows:

(in US dollars)	2025	2024
Government grant income	$17,413	78,162
Income from the provision of technical services	—	10,612
Brokerage income	4,518	—
Rental income	17,213	17,947
Gain on Disposal of Tangible Assets	21,954	34,265
Other operating income	—	6,383
Total	$61,098	147,369

14. Stockholders’ Deficit

As of December 31, 2025, the Company has 1,043,720 authorized shares of which 289,055 shares of common stock were issued and outstanding, with a par value KRW 5,000 per share. As of December 31, 2024, the Company had the same 1,043,720 authorized shares, of which 251,555 were common stock and 37,500 were redeemable convertible preferred stock, all issued and outstanding. The redeemable convertible preferred stock was converted into common stock during the current year.

Common Stock

Holders of common stock are entitled to one vote per share, and to receive dividends and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders. The holders have no pre-emptive or other subscription rights, and there are no redemption or sinking fund provisions with respect to such shares. Common stock is subordinate to the preferred stock with respect to dividend rights and rights upon liquidation, winding up and dissolution of the Company.

Accumulated other comprehensive income(loss)

Accumulated other comprehensive income(loss) is consist of foreign currency translation adjustments and actuarial gain on net liability of defined benefits. In case of the actuarial gain on liability of defined benefits, it is amortized into net periodic benefits cost on a straight-line basis over the expected average remaining service period of employees.

NS World Co., Ltd.
Notes to the Financial Statements

14. Stockholders’ Deficit (cont.)

Dissenting Shareholder Appraisal Rights

In connection with the share exchange transactions contemplated by the share exchange agreements dated February 10, 2025, as amended (collectively, the “Agreements”), by and among the Company, EMT Sub Co., Ltd. (“EMT Sub”), and the other operating companies party thereto, shareholders who formally dissented at the general meeting of shareholders held to approve the share exchange (the “Share Exchange EGM”) were granted statutory appraisal rights under the Korean Commercial Code (the “Appraisal Rights”).

Pursuant to the Agreements, dissenting shareholders may obtain the Appraisal Rights by delivering to the Company, within 20 days from the date of the Share Exchange EGM, a written notice identifying the class and number of shares for which appraisal rights are elected (the “Appraisal Shares”). Upon receipt of valid notice, the Company is contingently required to repurchase the Appraisal Shares within two (2) months, provided the Share Exchange remains in effect and the dissenting shareholder does not withdraw its notice (by mutual agreement with the Company), after which any unpaid amount will begin to accrue interest at a statutorily dictated 6% interest rate per annum. The repurchase price for the Appraisal Shares was $44.87 per share, as determined by mutual agreement between the Company and the applicable dissenting shareholder through the Agreements.

Management accounts for these appraisal rights as a liability under ASC 480 measured at fair value, with changes recognized in earnings, until the obligation becomes unconditional at merger close.

15. Defined Severance Benefits

(1)	The following table sets forth the plan’s benefit obligations, fair value of plan assets, and funded status at December 31, 2025 and 2024;

(in US dollars)	2025	2024
Benefit obligations	$1,225,225	1,004,416
Fair value of plan assets	(241,288)	(215,091)
Funded status	$983,937	789,325

(2)	The following table summarizes changes in the defined severance benefits obligation including benefit costs and benefits paid during 2025 and 2024:

	Benefit obligations
(in US dollars)	2025	2024
Beginning balance	$1,004,416	878,506
Service cost	180,316	157,547
Interest cost	21,412	20,840
Actuarial loss	18,720	154,893
Benefits paid	(22,460)	(81,263)
Others	22,821	(126,107)
Ending balance	$1,225,225	1,004,416

Classification:
Current	$641,226	498,968
Non-current	583,999	505,448

NS World Co., Ltd.
Notes to the Financial Statements

15. Defined Severance Benefits (cont.)

The following table summarizes changes in the plan assets during 2025 and 2024:

	Plan assets
(in US dollars)	2025	2024
Beginning balance	$215,091	237,239
Employer contribution	9,141	8,798
Interest income	7,702	6,666
Actuarial gain (loss)	4,279	(6,658)
Benefits paid	—	—
Others	5,075	(30,954)
Ending balance	$241,288	215,091

As of December 31, 2025, the plan assets consisted of 99.7% time deposits and 0.3% cash equivalents.

(3)	Net periodic benefit cost recognized and other changes in plan assets and benefit obligations recognized in net loss.

(in US dollars)	2025	2024
Service cost	$180,316	157,547
Interest cost	13,710	14,174
Amortization of net actuarial loss	58,490	57,067
Net periodic benefit cost recognized	$252,516	228,788

For the years ended December 31, 2025 and 2024, the service cost component is included in cost of sales and selling, general and administrative expenses, interest cost is included in interest expense, and the amortization of net actuarial loss is included in other expense in the statements of operations.

(4)	The following table summarizes changes in accumulated other comprehensive income(loss) for pension benefits during 2025 and 2024:

(in US dollars)	2025	2024
Beginning balance	$(770,079)	(665,595)
Net actuarial gain(loss), net of tax	(14,441)	(161,551)
Amortization of net actuarial loss	58,491	57,067
Ending balance	$(726,029)	(770,079)

(5)	Weighted-average assumptions used to determine benefit obligations for 2025 and 2024 were as follows:

(in %)	2025	2024
Discount rate	3.3%	3.2%
Rate of compensation increase	2.4%	2.4%
Expected rate of return on assets	2.9%	3.4%
Mortality rate – KIDI (Korea Insurance Development Institute)	0.003 – 0.017%	0.003 – 0.017%
Termination rate – KIDI under 300 employees	6.3 – 30.0%	6.3 – 30.0%
Salary scale – KIDI under 300 employees	1.8 – 4.7%	1.8 – 4.7%

NS World Co., Ltd.
Notes to the Financial Statements

15. Defined Severance Benefits (cont.)

(6)	The expected maturity analysis of the Company’s undiscounted benefit obligation based on the same assumptions used to measure the Company’s benefit obligation as of December 31, 2025 and 2024 are as follows:

(in US dollars)	2025	2024
Less than 1 year	$882,513	714,059
Between 1 – 2 years	25,723	20,675
Between 2 – 5 years	82,217	65,874
Over 5 years	362,038	311,833
Total	$1,352,491	1,112,441

16. Supplemental Cash Flow Information

(in US dollars)	2025	2024
Supplemental disclosure of cash flow information:
Cash receipt during the period for interest	$719	696
Cash paid during the period for interest	(141,276)	(108,450)
Income taxes received(paid)	(109)	19

Non-cash investing and financing activities:
Obtaining a right-of-use asset in exchange for a lease liability	25,897	5,937
Conversion of the redeemable convertible preferred stock	950,189	—

17. Commitments and Contingencies

(1)	Guarantees and Warranties

1)	The list of payment guarantees provided by third parties to the Company as of December 31, 2025 is as follows:

(in US dollars) Provider	Type	Guaranteed Amount	Beneficiary
K-SURE (Korea Trade Insurance Corporation)	Trade Bill Loan	$89,902	Industrial Bank of Korea
KODIT (Korea Credit Guarantee Fund)	Operating Funds Loan	1,156,666	Industrial Bank of Korea
SGI (Seoul Guarantee Insurance)	Government Grant	11,004	Korea Occupational Safety and Health Agency

2)	The main commitments of short-term and long term debt with financial institutions as of December 31, 2025 are as follows:

(in US dollars) Financial Institution	Type	Credit Line	Used Amount
Industrial Bank of Korea(*1)(*2)	Operating Funds Loan	$2,409,680	2,351,417
KOSME (Korea SMEs and Startups Agency)	Operating Funds Loan	627,221	162,415
Woori Bank	Operating Funds Loan	557,530	—
Total		$3,594,431	2,513,832

(*1)	As of December 31, 2025, land, buildings, machinery, and equipment have been provided as collateral (with a secured amount of $965,419) for long-term debt (refer to Note 7,9) and joint guarantees issued for related parties (refer to Note 18).

(*2)	As of December 31, 2025, the Company established pledge fire insurance claims (with a pledge amount of $741,201) (refer to Note 9).

NS World Co., Ltd.
Notes to the Financial Statements

18. Related Party Transactions

(1)	The Company’s list of related parties is as follows:

Relationship	Name of Related Party
Primary owners with more than 10% of shares	Kim Kangyong (CEO)
Kang Sunhee
Industrial Bank of Korea (IBK)
Other parties with which the entity may deal if one party controls or can significantly influence the management	N&P Co., Ltd Hi-Q MAG Co., Ltd. Tianjin TNTT Co., Ltd. KCM INDUSTRY Co., Ltd.

(2)	Transactions between the Company and its major shareholders or other related parties, involving sales of products and services, expenses for raw materials, and other ordinary course business expenses, are included in the financial statements.

(in US dollars)	2025	2024
Net sales	$456,882	463,048
Tianjin TNTT Co., Ltd.	456,424	408,254
N&P Co., Ltd	458	54,794
Rental income	12,656	13,197
N&P Co., Ltd	12,656	13,197
Other operating income(*)	25,006	—
Tianjin TNTT Co., Ltd.	12,936	—
N&P Co., Ltd	2,227	—
Hi-Q MAG Co., Ltd	9,843	—
Interest income	—	7,343
Industrial Bank of Korea	—	7,343
Purchase of raw materials, merchandise	1,533,032	667,166
Tianjin TNTT Co., Ltd.	—	201,771
N&P Co., Ltd	234,076	392,813
KCM INDUSTRY Co., Ltd.	1,298,956	72,582
Subcontracting costs(**)	656,999	462,491
Tianjin TNTT Co., Ltd.	282,254	197,556
N&P Co., Ltd	—	48,728
Hi-Q MAG Co., Ltd	374,745	216,207
Other expenses(***)	124,221	95,920
Industrial Bank of Korea	121,221	87,670
Tianjin TNTT Co., Ltd.	3,000	2,092
N&P Co., Ltd	—	6,158

(*)	Consists of income from the provision of technical services and brokerage income, gain on disposal of tangible assets.

(**)	Consists of repurchase transactions where the Company sells raw materials to specific parties and repurchases them after they have been processed.

(***)	Primarily consists of interest expense ($121,221 in 2025 and $87,670 in 2024)

NS World Co., Ltd.
Notes to the Financial Statements

18. Related Party Transactions (cont.)

(3)	Amounts due from or to its officers, employees, and significant shareholders are as follows:

(in US dollars)	2025	2024
Cash and cash equivalents(*)	$792,125	310,238
Industrial Bank of Korea	792,125	310,238
Trade accounts receivable	927,335	674,774
Tianjin TNTT Co., Ltd.	927,335	620,307
N&P Co., Ltd	—	54,467
Non-trade accounts receivable(**)	652,168	1,577,693
Tianjin TNTT Co., Ltd.	652,168	562,089
N&P Co., Ltd	—	339,390
Hi-Q MAG Co., Ltd.	—	671,071
Trade accounts payable	1,428,229	640,450
Tianjin TNTT Co., Ltd.	733,345	—
N&P Co., Ltd	—	345,450
KCM INDUSTRY Co., Ltd.	694,884	295,000
Non-trade accounts payables(***)	872,987	2,149,361
Tianjin TNTT Co., Ltd.	549,175	792,972
N&P Co., Ltd	—	450,350
Hi-Q MAG Co., Ltd.	323,812	906,039

(*)	Cash held through Industrial Bank of Korea accounts

(**)	Excluded short-term loan. Most of the amounts were generated from repurchase/resale transactions.

(***)	Most of the amounts were generated from repurchase/resale transactions.

(4)	Related party transactions between the Company, its officers, employees, and significant shareholders comprise loan, debt and redeemable convertible preferred stock. Amounts due from or to its officers, employees, and significant shareholders are as follows:

	2025			2024
(in US dollars)	Short-term loan	Short-term debt	Long-term debt	Short-term loan	Short-term debt	Long-term debt
Beginning	$62,020	2,088,903	215,728	34,568	2,538,334	119,746
Increase(*)	106,333	15,792	—	64,955	12,669	131,967
Decrease(*)	(71,177)	(9,675)	(15,792)	(30,792)	(160,941)	(12,669)
Others	1,206	51,045	5,417	(6,711)	(301,158)	(23,316)
Ending	$98,383	2,146,065	205,352	62,020	2,088,904	215,728

(*)	Increase reflects new issuances and reclassifications from long-term to short-term (liquidity replacement), while Decrease reflects repayments and reclassifications from short-term to long-term.

NS World Co., Ltd.
Notes to the Financial Statements

18. Related Party Transactions (cont.)

(5)	The Company provides a guarantee for borrowing to entities under common control and related parties (individuals).

(in US dollars)	2025
Guarantee to entities under common control	$397,240
N&P Co., Ltd (Joint and several guarantee for borrowings)	397,240
Guarantee to related parties (individuals)	165,031
Kim Kangyong (CEO) (Joint and several guarantee for borrowings)	165,031
Total	562,271

(6)	The Company received a guarantee for borrowings from related parties (individuals).

(in US dollars)	2025
Guarantee from related parties (individuals)	$177,838
Kim Kangyong (CEO) (Joint and several guarantee for borrowings)	177,838

19. Subsequent Events

(1)	Comprehensive share exchange and dissenting shareholders appraisal rights

The Company has evaluated subsequent events from the financial statements date through the date the financial statements were available to be issued.

In January 2026, the Company completed a comprehensive share exchange transaction pursuant to the approved share exchange agreement and became a wholly owned subsidiary of EMT Sub Co., Ltd.

Under the share exchange, all outstanding shares of the Company were transferred to EMT Sub in exchange for equity interests of EMT Sub. Existing shareholders of the Company received shares of EMT Sub at an exchange ratio of 0.009427 shares of EMT Sub for each share of the Company’s common stock. No cash consideration was paid in connection with the share exchange, except for payments related to dissenting shareholders.

Certain shareholders exercised their appraisal rights under the Korean Commercial Law. Shareholders were entitled to exercise such rights from May 16, 2025, the date of the notice of the shareholders’ meeting, through the closing of the shareholders’ meeting on June 2, 2025. As a result, the Company recognized a payable to dissenting shareholders in 2025.

The obligation to settle the appraisal rights remains with the Company; however, the funding required to satisfy such obligation is expected to be provided by Evolution Metals & Technologies Corp.

Upon the closing of the share exchange transaction in January 2026, the Company obtained shares of its parent company, Evolution Metals and Technologies Corp. (“EMAT”), in exchange for its outstanding shares. The Company intends to liquidate such shares and use the proceeds to settle the obligation to dissenting shareholders.

The payment amount was approximately $6.50 million as of the closing of the share exchange transaction and continues to accrue statutory interest until the actual payment date.

(2)	Extension of borrowings

In March 2026, the Company extended the maturity of one of its borrowings from the Industrial Bank of Korea amounting to $188,166 (equivalent to KRW 270 million) by one year, with the revised maturity date falling in March 2027. In March 2026, the Company’s board also approved the extension of another of its borrowings from the Industrial Bank of Korea amounting to $139,383 (equivalent to KRW 200 million) by one year, with the revised maturity date falling in April 2027.